Exhibit 10.9

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.	BANK OF AMERICA, N.A.	DEUTSCHE BANK AG NEW YORK
383 Madison Avenue	MERRILL LYNCH, PIERCE,	BRANCH
New York, New York 10179	FENNER & SMITH	DEUTSCHE BANK AG CAYMAN
	INCORPORATED	ISLANDS BRANCH
	One Bryant Park	DEUTSCHE BANK SECURITIES INC.
	New York, New York 10036	60 Wall Street
New York, New York 10005

CONFIDENTIAL

June 27, 2016

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Suite 200

Santa Monica, CA 90404

Attention: Mr. James Barge

Project Solar

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (together with its affiliates, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its affiliates, “Merrill Lynch”) Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and, together with JPMorgan, Bank of America, Merrill Lynch, DBNY, DBCI, and any Additional Agents (as defined below) (or their affiliates) appointed pursuant to Section 1 below, “we,” “us” or the “Commitment Parties”) that Lions Gate Entertainment Corp. (“Lions Gate”) and a newly created direct or indirect subsidiary of Lions Gate (“Newco” and, together with Lions Gate, “you”) intend to acquire (the “Acquisition”), directly or indirectly, the company previously identified to us as Solar (the “Company”), by merging Newco with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned direct or indirect subsidiary of Lions Gate. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

You have also requested that JPMorgan, Bank of America, DBNY and DBCI (each, an “Initial Lender” and, together with any Additional Agents (or their affiliates) appointed pursuant to Section 1 below, collectively, the “Initial Lenders”) commit, on a several but not joint basis, to provide on the date of the consummation of the Acquisition (the “Closing Date”) its Commitment Percentage (as specified on Schedule I hereto, the “Commitment Percentage”) of the aggregate principal amount of (a) the Revolving Facility, (b) the Term A Facility, (c) the Term B Facility

(including, at the Borrower’s option pursuant to the terms of the Fee Letter, the amount of any Term B Loan Flex Increase), (d) the Bridge Facility and (e) the Funded Bridge Facility.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B, C and D (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

1.	Agreements.

In connection with the Transactions:

(a) each of JPMorgan, Bank of America and DBNY is pleased to advise you of its several, but not joint, commitment (subject only to the satisfaction or waiver of the conditions set forth in Section 5 hereof) to provide on the Closing Date its Commitment Percentage of the aggregate principal amount of the Revolving Facility;

(b) each of JPMorgan, Bank of America and DBNY is pleased to advise you of its several, but not joint, commitment (subject only to the satisfaction or waiver of the conditions set forth in Section 5 hereof) to provide on the Closing Date its Commitment Percentage of the aggregate principal amount of the Term A Facility;

(c) each of JPMorgan, Bank of America and DBNY is pleased to advise you of its several, but not joint, commitment (subject only to the satisfaction or waiver of the conditions set forth in Section 5 hereof) to provide on the Closing Date its Commitment Percentage of the aggregate principal amount of the Term B Facility (including, at the Borrower’s option pursuant to the terms of the Fee Letter, the amount of any Term B Loan Flex Increase);

(d) each of JPMorgan, Bank of America and DBCI is pleased to advise you of its several, but not joint, commitment (subject only to the satisfaction or waiver of the conditions set forth in Section 5 hereof) to provide on the Closing Date its Commitment Percentage of the aggregate principal amount of the Bridge Facility; and

(e) each of JPMorgan, Bank of America and DBCI is pleased to advise you of its several, but not joint, commitment (subject only to the satisfaction or waiver of the conditions set forth in Section 5 hereof) to provide on the Closing Date its Commitment Percentage of the aggregate principal amount of the Funded Bridge Facility.

It is agreed that (i) JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facilities, (ii) DBSI and Merrill Lynch will have “right” placement in any marketing materials or other documentation used in connection with the facilities (in alphabetical order), (iii) JPMorgan will act as sole administrative agent and collateral agent for the Revolving Facility, the Term A Facility and the Term B Facility, (iv) JPMorgan will act as sole administrative agent for the Bridge Facility and the Funded Bridge Facility and (v) the other agents (or their affiliates, as applicable) for the relevant Facility will be listed in an order determined by you in consultation with JPMorgan, Merrill Lynch and DBSI (collectively, the “Lead Arrangers”), in any marketing materials or other documentation. You agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. Except as set forth in the immediately succeeding paragraph, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Arranger Fee Letter dated the date hereof and delivered in connection herewith (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter dated the date hereof and delivered in connection herewith (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”)) will be paid to any Lender (as defined below) in connection with the Facilities unless you and we shall so agree.

Notwithstanding the foregoing, you and JPMorgan may, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter in accordance with the terms hereof, mutually and reasonably agree to appoint such additional agents, co-agents, bookrunners, managers or arrangers or confer other titles (other than lead arranger or joint lead arranger, of which you and JPMorgan may mutually and reasonably agree to appoint up to, but not more than, 3 additional lead arrangers for each Facility) in respect of the Facilities (any such joint lead arranger, agent, co-agent, bookrunner, manager, arranger or other titled institution, an “Additional Agent”) in a manner and with economics mutually and reasonably determined by you and JPMorgan; provided that (A) you and JPMorgan may not allocate more than 30% of the total economics in respect of the Facilities to such Additional Agents (or their affiliates), (B) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and Schedule I hereto shall be automatically amended accordingly, (C) each such Additional Agent (or its affiliate) must assume commitments across the Facilities on a pro rata basis, (D) such Additional Agent shall have placement after JPMorgan, Merrill Lynch and DBSI in all marketing materials or other documentation used in connection with the Facilities and (E) to the extent you appoint (or confer titles on) any Additional Agent in respect of any Facility, the economics allocated to, and the commitment amounts of, the Lead Arrangers and their affiliated Commitment Parties in respect of such Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Agent shall constitute a “Commitment Party,” an “Initial Lender” and a “Lead Arranger” (notwithstanding any different title awarded), as applicable, under this Commitment Letter and under the Arranger Fee Letter.

2.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and subject to your consent (such consent not to be unreasonably withheld); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries specified to us by you in writing prior to the date hereof and otherwise specified in writing to us from time to time (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities),

(ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing on or prior to the date hereof and (iii) in the case of each of clauses (i) and (ii) above, any of their known affiliates that are readily identifiable as such on the basis of such affiliates’ names (in each case other than their financial investors that are not operating companies or affiliates of operating companies and other than any affiliate that is a bona fide diversified debt fund) (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund the Facilities on the date of the consummation of the Acquisition, including, for the avoidance of doubt, amounts permitted to be borrowed on the Closing Date under the Revolving Facility) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the Facilities (including, for the avoidance of doubt, the Revolving Facility) on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities on the Closing Date (including, for the avoidance of doubt, the Revolving Facility) has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Facilities (including, for the avoidance of doubt, the Revolving Facility) on the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers may commence syndication and arrangement efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Prior to the earlier of (x) the 60th day after the Closing Date and (y) the date after the Closing Date on which completion of a “Successful Syndication” (as defined in the Arranger Fee Letter) is achieved (such earlier date, the “Syndication Date”), you agree to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management and certain non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, ratings (but not specific ratings) for the Facilities and the Notes from each of Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s

Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, prior to commencement of syndication of the Facilities, (e) the hosting, with the Lead Arrangers, of one meeting (and, if requested, a reasonable number of additional meetings to be agreed) of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meeting), and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries) being offered, placed or arranged (other than (1) the Facilities, (2) the Notes or debt securities issued in lieu of the Notes, (3) any film or television production financings, slate financings, or other similar financings and (4) capital leases) without the consent of the Lead Arrangers if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither (i) compliance with any of the provisions of this Commitment Letter (other than the conditions set forth in Section 5 hereof) nor (ii) the compliance with this paragraph (including the obtaining of the ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication and arrangement efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege that may be asserted by, you, the Company or any of your respective affiliates (provided that in the case of any such confidentiality obligation such obligation was not entered into in contemplation of this provision; provided further that you shall notify us if any such information is being withheld as a result of any such confidentiality obligation).

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you and your affiliates, the Company or its subsidiaries or your or their respective securities that do not wish to receive material information with respect to you or your affiliates, the Company or its subsidiaries or your or their securities that is not of a type that would be publicly disclosed in a public offering of the Borrower’s or the Company’s or one of its subsidiaries’ securities (“MNPI”)) (any such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, the Borrower or, at the Borrower’s option, the Company, shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the Facilities) and exculpate you, the Company and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms, and (c) drafts and final versions of the First Lien Facilities Documentation, the Bridge Facility Documentation and the Funded Bridge Facility Documentation (collectively, the “Facilities Documentation”). If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent (such consent not to be unreasonably withheld, conditioned or delayed).

You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

Wherever herein the consent or approval of the Commitment Parties or Lead Arrangers for an action of the Borrower is required, or where a request is to be made of the Borrower thereby, such consent or approval shall be considered given, or such request made, to the extent given or requested by the Commitment Parties (or the corresponding Lead Arrangers) holding a majority of the commitments held by the Commitment Parties.

3.	Information.

You hereby represent and warrant that (with respect to the Company and its subsidiaries and businesses, to the best of your knowledge), (a) all written information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”) that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries and businesses, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Facilities, each of the Commitment Parties (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

4.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letters on the terms and subject to the conditions

(including as to timing and amount) set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise expressly agreed in writing.

5.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in Exhibit D hereto and the conditions in the next succeeding paragraph and, upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the applicable Facilities Documentation to the funding of the applicable Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, other than those that are set forth in this Section 5.

In addition, the commitments of the Initial Lenders hereunder are subject to the following conditions: (a) the execution and delivery by the Credit Parties of the Facilities Documentation, consistent with the Commitment Letter, the applicable Term Sheet and Fee Letters and otherwise mutually agreed to be customary and appropriate for transactions of this type, in each case subject to the Conditionality Provision (as defined below); and (b) delivery of (i) customary borrowing requests, (ii) customary legal opinions, (iii) customary evidence of authorization, (iv) customary officers’ incumbency certificates, (v) customary good standing certificates (to the extent available) and (vi) a solvency certificate in the form attached hereto as Exhibit E, in the case of items (ii)-(v), solely as to the Borrower and the Material Specified Guarantors (as defined below).

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities shall be (A) such of the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in Exhibit D hereto are satisfied. Notwithstanding anything herein or in Exhibit D to the contrary, to the extent any lien search, guaranty or any Collateral (or the creation or perfection of any security interest therein) is not or cannot be provided and/or perfected on the Closing Date (other than (x) execution and delivery of a customary guaranty (in the case of Guarantors organized in the United States or Canada or any state or province thereof, other than Quebec) and personal property security agreement (in the case of the Borrower and all Guarantors organized in the United States or Canada or any state thereof), (y) delivery of stock or other equity certificates of subsidiaries of the Borrower or a Guarantor organized in the United States or Canada or any state or province thereof, other than Quebec, that are Material Specified Guarantors to the extent such equity securities are owned by the Borrower or any Guarantor organized in the United States,

Canada or any state or province thereof, other than Quebec (to the extent required under the Term Sheets and, with respect to the Company and its subsidiaries, to the extent received from the Company after you have used commercially reasonable efforts to obtain them on the Closing Date) and (z) the perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (or, with respect to Canada, the Personal Property Security Act (but not, for the avoidance of doubt, the Civil Code of Quebec)) after your use of commercially reasonable efforts to do so, then the provision of such lien search, guaranty or Collateral (or the creation or perfection of any security interest therein) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered within 60 days after the Closing Date (or such later date as may be agreed by the applicable Administrative Agent, in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to (1) corporate or other organizational existence of the Borrower and each Material Specified Guarantor (“Material Specified Guarantor” to include each Guarantor representing at least 5% of the consolidated total assets or consolidated revenue of the Borrower and the Guarantors in the aggregate, provided that if the aggregate of all Material Specified Guarantors does not represent at least 90% of the consolidated total assets and consolidated revenue of the Borrower and the Guarantors in the aggregate, one or more Guarantors shall be deemed to be a “Material Specified Guarantor” so that the requirement set forth above is satisfied on the Closing Date); (2) power and authority, due authorization, execution and delivery, and enforceability of the Facilities Documentation as to the Borrower and each Material Specified Guarantor; (3) no violation of, or conflict with organizational documents of the Borrower and each of the Material Specified Guarantors related to the entering into and performance of the Facilities Documentation; (4) solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the solvency definitions set forth in Exhibit E hereto); (5) Federal Reserve margin regulations; (6) the Investment Company Act; (7) use of proceeds not in violation of FCPA, OFAC or PATRIOT Act; and (8) subject to the provisions of this paragraph and permitted liens, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

6.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, trustees, advisors, controlling persons, successors and assigns, agents and representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheets), the Fee Letters, the Merger Agreement, the Transactions, the Facilities or any use of the proceeds thereof (including, without limitation, any action, claim, litigation, investigation or proceeding arising out of, resulting from or in connection with any of the foregoing (each, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected Indemnified Person in each applicable jurisdiction)) and other reasonable and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, trustees, advisors, agents, representatives or controlling persons (collectively, such Indemnified Person’s “Related Persons”) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s Related Persons under this Commitment Letter, the Term Sheets or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under any Facility) and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party from time to time for all reasonable and invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one firm of primary counsel for all such Commitment Parties, taken as a whole, and a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letters, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letters by, such Indemnified Person or any of such Indemnified Person’s Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the second immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

7.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, your affiliates, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee

Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with this Commitment Letter or the transactions contemplated hereby or the process leading hereto or thereto. You agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

The parties agree and acknowledge that all services to be performed under this agreement shall be solely rendered outside of Canada.

8.	Confidentiality.

You agree that you will not disclose the Fee Letters and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your subsidiaries and to each of your and their officers, directors (including Mark H. Rachesky, M.D.), agents, employees, managers, attorneys, accountants, advisors, controlling persons or equity holders (including MHR Institutional Advisors III LLC and MHR Institutional Partners III LP) (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letters, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) you may disclose the existence of this Commitment Letter and the contents thereof and the existence (but not the contents of) the Fee Letters in any syndication or other marketing materials in connection with the Facilities or in any prospectus or offering memoranda relating to the Notes, or in connection with any public release or filing (including any proxy or information statement) relating to the Transactions, (iii) you may disclose this Commitment Letter and the Arranger Fee Letter, including the existence and contents hereof and thereof (with the consent of the Lead Arrangers, not to be unreasonably withheld) to potential Additional Agents on a confidential basis, (iv) you may disclose this Commitment Letter, the Term Sheets and other exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders (but not the Fee Letters) and you may disclose the Term Sheets to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (v) you may disclose the aggregate fee amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or the Notes or in any public release or filing relating to the Transactions and (vi) you may disclose the Fee Letters and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), including John C. Malone, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and related matters and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority of such Commitment Party), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party or affiliate from a third party that is not, to such Commitment Party’s or such affiliate’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such

Commitment Party’s affiliates and to its and their respective officers and directors, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” or similar defense in connection with any proceeding, (i) to ratings agencies, in connection with obtaining the ratings described in Section 2 hereof, in consultation and coordination with you, (j) to market data collectors and service providers providing services in connection with the syndication or administration of the Facilities or (k) to the extent you shall have consented to such disclosure in writing; provided that the disclosure of any such information to any Lenders or prospective Lenders, counterparties or prospective counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, counterparty or prospective counterparty or participant or prospective participant that such information is being disseminated on a confidential basis (on terms at least substantially as restrictive as those set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate 24 months from the date hereof.

9.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Company (it being understood and agreed that if the Acquisition does not occur on the Closing Date such assignment shall be null and void, as provided below), (ii) by you to another newly formed shell entity organized and existing under the laws of a State of the United States or Canada (or any province thereof), in each case which is and will be controlled by you and after giving effect to the Transactions shall directly or through a wholly owned subsidiary organized and existing under the laws of a State of the United States or Canada (or any province thereof) wholly own the Company or be the successor to the Company or (iii) by any Commitment Party, to any affiliate of such Commitment Party or in connection with the syndication pursuant to the terms of Section 2 above (it being understood that no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). Merrill Lynch may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by

Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 2 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder (and each Commitment Party shall be liable for the actions or inactions of any of its affiliates or branches so employed in such capacity). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Subject to the following paragraph, each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Notwithstanding the preceding paragraph, the governing law provisions of this Commitment Letter and the Fee Letters and any other provisions of this Section 9, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representations and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Merger Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities and the commitments provided hereunder are subject solely to the conditions precedent set forth or referred to in Section 5 hereof, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation, reimbursement, jurisdiction, governing law, venue, waiver of jury trial, syndication, absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder to the extent covered thereby.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to JPMorgan or its counsel on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on June 30, 2016. The Initial Lenders’ commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letters, we agree to hold our commitment available for you until the earlier of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) the termination of the Merger Agreement in accordance with its terms prior to the closing of the Acquisition and (iii) 11:59 p.m., New York City time, on December 31, 2016 or, if the Merger Agreement Outside Date (as defined in the Merger Agreement) is extended in accordance with Section 7.1(b)(i) of the Merger Agreement, March 31, 2017 (such earlier time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JP MORGAN CHASE BANK, N.A.

By:	/s/ Lynn M. Braun
Name: Lynn M. Braun
Title: Executive Director

[Signature page to Project Solar Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ John Huntington
Name: John Huntington
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ John Huntington
Name: John Huntington
Title: Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ John Huntington
Name: John Huntington
Title: Director

[Signature page to Project Solar Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Caroline Kim
Name: Caroline Kim
Title: Managing Director

[Signature page to Project Solar Commitment Letter]

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

By:	/s/ Caroline Kim
Name: Caroline Kim
Title: Managing Director

[Signature page to Project Solar Commitment Letter]

Accepted and agreed to as of the date first above written:

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

[Signature page to Project Solar Commitment Letter]

Schedule I

Commitment Percentages

Initial Lender	Revolving Facility and Term A Facility	Term B Facility	Bridge Facility	Funded Bridge Facility

JPMorgan	50%	50%	50%	50%

Bank of America	25%	25%	25%	25%

DBNY	25%	25%	0%	0%

DBCI	0%	0%	25%	25%

EXHIBIT A

Project Solar

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

You intend to consummate the Acquisition pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a)         Pursuant to the agreement and plan of merger (together with all exhibits and schedules thereto, collectively, the “Merger Agreement”) entered into among Lions Gate, Newco and the Company on or after June 27, 2016, Newco will consummate the Acquisition.

(b)         Lions Gate will obtain up to $3,900 million (plus, at the Borrower’s option pursuant to the terms of the Fee Letter, the amount of any Term B Loan Flex Increase) first lien senior secured credit facilities (the “First Lien Facilities”) comprised of (i) a $1,900 million (plus, at the Borrower’s option pursuant to the terms of the Fee Letter, the amount of any Term B Loan Flex Increase) term loan B facility (the “Term B Facility”), (ii) a $1,000 million term loan A facility (the “Term A Facility”), and (iii) an up to $1,000 million revolving credit facility (the “Revolving Facility”), each as described in Exhibit B to the Commitment Letter.

(c)         Lions Gate will either (i) issue and sell unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement yielding up to $520 million in gross cash proceeds on or prior to the Closing Date, or (ii) if and to the extent Lions Gate does not, or it is unable to, issue Notes yielding $520 million in gross cash proceeds on or prior to the Closing Date, or to the extent that the proceeds of such Notes are not available to consummate the Transactions, obtain $520 million, less the amount of the Notes, if any, issued on or prior to the Closing Date, in loans under a new senior unsecured bridge facility as described in Exhibit C (the “Bridge Facility”).

(d)         Lions Gate will obtain up to $150 million senior unsecured bridge facility (the “Funded Bridge Facility”), or may incur equity or unsecured debt in lieu thereof, as described in Exhibit D to the Commitment Letter (together with the Revolving Facility, the Term A Facility, the Term B Facility and the Bridge Facility, the “Facilities”).

(e)         All existing material third party indebtedness for borrowed money of Lions Gate, the Company and their respective restricted subsidiaries (other than certain indebtedness, if any, that the Arranger and Newco reasonably agree may remain outstanding after the Closing Date) will be refinanced or repaid (the “Refinancing”), except that each of the following may remain outstanding in the discretion of Lions Gate:

A-1

(i) Lions Gate’s 1.25% Convertible Senior Subordinated Notes due 2018, (ii) Lions Gate’s 4.00% Convertible Senior Subordinated Notes due 2017, (iii) all film or television production financings, slate financings, or other similar financings and (iv) capital leases.

(e)         The proceeds of the Facilities and the Notes, if any, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Solar

First Lien Facilities

Summary of Principal Terms and Conditions1

1. PARTIES

Borrower:	Lions Gate Entertainment Corp. (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender), (together with the Initial Lender, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Bookrunners:	JPMorgan, DBSI and Merrill Lynch and any Additional Agents appointed as a lead arranger will act as joint lead arrangers and bookrunners for the First Lien Facilities and will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution or institutions to be designated by the Borrower.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

2. TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

A. First Lien Term Loan B Facility

Type and Amount:	A senior secured first lien term loan B facility (the “Term B Facility”) in an aggregate principal amount of $1,900 million (plus, at the Borrower’s option pursuant to the terms of the Fee Letter, the amount of any Term B Loan Flex Increase) (the loans thereunder, the “Term B Loans”).

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

B-1

Final Maturity and Amortization:	The Term B Facility will mature on the date that is seven years after the Closing Date (the “Term B Maturity Date”) and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Term B Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that the First Lien Facilities Documentation (as defined below) shall provide the right for individual First Lien Lenders under the Term B Facility to agree to extend the maturity date of all or a portion of the outstanding Term B Loans (which may include, among other things and to the extent agreed by the Borrower, an increase in the interest rate payable with respect to such extended Term B Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other First Lien Lender; it being understood that each First Lien Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender in such tranche or tranches; provided, further that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

Availability:	The Term B Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the Term B Facility and the Term A Facility will be used by the Borrower on the Closing Date, together with (subject to the limitations set forth below under “Availability”) Revolving Loans funded on the Closing Date (if any), the proceeds from the incurrence of the Funded Bridge Facility, the proceeds from the incurrence of the Notes and/or the Bridge Facility, as applicable, to pay the Acquisition Costs.

B. First Lien Term Loan A Facility

Type and Amount:	A senior secured first lien term loan A facility (the “Term A Facility”) in an aggregate principal amount of $1,000 million (the loans thereunder, the “Term A Loans”).

B-2

Final Maturity and Amortization:	The Term A Facility will mature on the date that is five years after the Closing Date (the “Term A Maturity Date”) and will amortize, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in an amount per quarter as set forth in the following table, with any balance payable at the fifth anniversary of the Closing Date:

Fiscal Quarter ended:	Amortization amount (expressed as a percentage of the original principal amount of all Term A Loans funded on the Closing Date)
On or prior to the first anniversary of the Closing Date.	1.25%
After the first anniversary of the Closing Date, and on or prior to the second anniversary of the Closing Date.	1.25%
After the second anniversary of the Closing Date, and on or prior to the third anniversary of the Closing Date.	1.75%
After the third anniversary of the Closing Date, and on or prior to the fourth anniversary of the Closing Date.	2.50%
After the fourth anniversary of the Closing Date.	2.50%

Availability:	The Term A Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term A Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the Term A Facility and the Term B Facility will be used by the Borrower on the Closing Date, together with (subject to the limitations set forth below under “Availability”) Revolving Loans (if any) funded on the Closing Date, the proceeds from the incurrence of the Funded Bridge Facility, and the proceeds

B-3

from the incurrence of the Notes and/or the Bridge Facility, as applicable, to pay the Acquisition Costs.

C. Revolving Facility

Type and Amount:	A senior secured first lien revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $1,000 million. The commitments under the Revolving Facility are collectively referred to as “Revolving Commitments” and the loans under the Revolving Facility are collectively referred to as “Revolving Loans.”

Final Maturity:	The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date (the “Revolving Termination Date”); provided that the First Lien Facilities Documentation shall provide the right of individual First Lien Lenders to agree to extend the maturity of all or a portion of their Revolving Commitments (which may include, among other things and to the extent agreed by the Borrower, an increase in the interest rate payable with respect to such extended Revolving Commitments) upon the request of the Borrower and without the consent of any other First Lien Lender; it being understood that each First Lien Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender in such tranche or tranches; provided, further that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

Availability:	The Revolving Facility will be made available on and after the Closing Date; provided that on the Closing Date, the Revolving Facility will only be available to finance (a) any OID or upfront fees as a result of the “flex” provisions of the Arranger Fee Letter and (b) issuing new and backstopping of any existing letters of credit. Revolving Loans will be available at any time after the Closing Date and prior to the Revolving Termination Date, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Notwithstanding the foregoing or anything herein to the contrary, the Borrower may elect to borrow up to $150

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million under the Revolving Facility on the Closing Date to pay Transaction Costs.

Letters of Credit:	A portion of the Revolving Facility not less than $200 million shall be available to the Borrower for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by JPMorgan and/or other First Lien Lenders under the Revolving Facility reasonably acceptable to the Borrower and the First Lien Administrative Agent (such consent not to be unreasonably withheld) who agree to issue letters of credit (each an “Issuing Bank”); provided that (i) JPMorgan shall not be required to issue letters of credit in an aggregate amount greater than $100 million, (ii) Bank of America shall not be required to issue letters of credit in an aggregate amount greater than $50 million and (iii) DBNY shall not be required to issue letters of credit in an aggregate amount greater than $50 million. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the Revolving Termination Date; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with Revolving Loans) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The First Lien Lenders under the Revolving Facility will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any First Lien Lender under the Revolving Facility becomes a Defaulting Lender, then the letter of credit exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders under the Revolving Facility pro rata in

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accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitments under the Revolving Facility. In the event that such reallocation does not fully cover the exposure of such defaulting First Lien Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting First Lien Lenders under the Revolving Facility, unless such “uncovered” exposure is cash collateralized to such Issuing Bank’s reasonable satisfaction.

Purpose:	The letters of credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Any Revolving Loans made on the Closing Date in accordance with the second paragraph of “Availability” above may be used to pay Transaction Costs.

Incremental First Lien Facilities:	The First Lien Facilities Documentation will permit the Borrower on one or more occasions to (X) increase any Term B Facility or to add one or more incremental term loan facilities to the Term B Facility (each, an “Incremental Term B Facility” and, together with the Term B Facility, each a “Term B Facility”), (Y) increase any Term A Facility or to add one or more incremental term loan facilities to the Term A Facility (each, an “Incremental Term A Facility” and, together with the Term A Facility, each a “Term A Facility”), and/or (Z) increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”; the Incremental Revolving Increases together with Incremental Term B Facilities and Incremental Term A Facilities, the “First Lien Incremental Facilities”) in an aggregate principal amount for such increases and incremental facilities not to exceed the greater of (x) $500 million and (y) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such First Lien Incremental Facility (and any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events), the Net First Lien

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Leverage Ratio (as defined below) (for purposes of such Net First Lien Leverage Ratio incurrence test, (A) any Incremental Notes (as defined below) shall be deemed to be secured by first priority liens whether or not so secured, (B) all Incremental Revolving Increases shall be deemed to be fully drawn and (C) for the avoidance of doubt, the proceeds of such First Lien Incremental Facility shall be disregarded in determining unrestricted cash and cash equivalents) is equal to or less than the Net First Lien Leverage Ratio as of the Closing Date (the “Ratio First Lien Incremental Amount”); provided that:

(i) no existing First Lien Lender will be required to participate in any such First Lien Incremental Facility without its consent,

(ii) no event of default or default would then exist or exist after giving effect thereto (it being understood that in connection with certain permitted acquisitions, the standard shall be that no payment or bankruptcy event of default would then exist or exist after giving effect thereto),

(iii) the representations and warranties shall be true and correct in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such First Lien Incremental Facilities (provided that in connection with certain permitted acquisitions, the representations and warranties made in connection therewith may be subject to customary SunGard style “certain funds” provisions),

(iv) the maturity date of any such Incremental Term B Facility shall be no earlier than the latest maturity date of the then outstanding Term B Facility and the weighted average life of such Incremental Term B Facility shall be not shorter than the then longest remaining weighted average life of any then outstanding term facility under the First Lien Facilities Documentation,

(v) the maturity date of any such Incremental Term A Facility shall be no earlier than the latest maturity date of the then outstanding Term A Facility and the weighted average life of such Incremental Term A Facility shall be not shorter

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than the then longest remaining weighted average life of any then outstanding Term A Facility,

(vi) each Incremental Facility will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Facilities,

(vii) the interest rate margins and original issue discount (“OID”) or upfront fees (if any), interest rate floors (if any) and amortization schedule applicable to any Incremental Term B Facility or Incremental Term A Facility shall be determined by the Borrower and the lenders thereunder; provided that, solely in respect of Incremental Term B Facilities incurred in the first 18 months following the Closing Date, if the “yield” (to be defined to include upfront fees and OID on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) of any Incremental Term B Facility exceeds the yield on the applicable Term B Facility by more than 50 basis points, the applicable margins for such applicable Term B Facility shall be increased to the extent necessary so that the yield on such applicable Term B Facility is 50 basis points less than the yield on the Incremental Term B Facility; provided that, if the Adjusted LIBOR rate (as defined in Annex I hereto) in respect of such Incremental Term B Facility includes a floor greater than the floor applicable to the analogous existing Term B Facility, such increased amount shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term B Facility;

(viii) all terms of any Incremental Revolving Increase shall be identical to the terms and pursuant to the exact same documentation of the then-existing Revolving Facility, and

(ix) except as set forth with respect to maturity and all-in-yield above, any Incremental Term B Facility or Incremental Term A Facility shall be on terms and pursuant to documentation to be determined; provided further that to the extent such terms and documentation are not consistent with the Term B Facility or Term A Facility (except to the extent permitted above), they shall be reasonably satisfactory to the First Lien Administrative Agent.

The Borrower may seek commitments in respect of the First Lien Incremental Facilities from existing First Lien Lenders (each of which shall be entitled to agree or decline to

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participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors (other than Disqualified Lenders) who will become First Lien Lenders in connection therewith (“Additional First Lien Lenders”); provided that the First Lien Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional First Lien Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional First Lien Lender; provided further that Issuing Banks shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional First Lien Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional First Lien Lender.

The First Lien Facilities will permit the Borrower to utilize availability under the First Lien Incremental Facilities to issue notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis to the Term B Facility (“Incremental Notes”); provided that such notes (i) do not mature prior to the date that is 91 days after the final stated maturity of, or have a shorter weighted average life than, loans under the existing Term A Facility and Term B Facility, (ii) have terms and conditions no more restrictive, when taken as a whole, than those under the Term B Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term B Facility), (iii) do not require mandatory prepayments to be made except to the extent permitted to be applied first pro rata to the Term A Facility, Term B Facility and any pari passu secured Incremental Notes (and except in the case of a change of control), (iv) to the extent secured, shall not be secured by any lien on any asset that does not also secure the existing Term A Facility and Term B Facility, or be guaranteed by any person other than the Guarantors, (v) to the extent secured, shall be subject to intercreditor terms reasonably agreed between the Borrower and the First Lien Administrative Agent and (vi) such Incremental Notes shall be deemed for purposes of the Net First Lien Leverage Ratio incurrence test to be secured by first priority liens whether or not so secured (and, for the avoidance of doubt, for purposes of such Net First Lien Leverage Ratio incurrence test, the proceeds of such

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Incremental Notes shall be disregarded in determining unrestricted cash and cash equivalents).

Refinancing Facilities:	The First Lien Facilities Documentation will permit the Borrower to (a) refinance loans under the Term B Facility or Term A Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) under the First Lien Facilities Documentation with the consent of the Borrower, the First Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility, (b) refinance commitments under the Revolving Facility from time to time, in whole or part, with one or more new revolving credit facilities (each, a “Refinancing Revolving Facility” and together with Refinancing Term Facility, the “Refinancing First Lien Facilities”) under the First Lien Facilities Documentation with the consent of the Borrower, the First Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Revolving Facility and (c) refinance loans under the Term B Facility or Term A Facility from time to time, in whole or part, with one or more additional series of notes (any such notes, “Refinancing Notes” and together with Refinancing First Lien Facilities, the “Refinancing Debt”), in each case that shall be (A) in the case of the Refinancing Notes, pari passu in right of payment and be either unsecured or secured by the Collateral on a pari passu or junior basis with the First Lien Facilities or (B) in the case of the Refinancing First Lien Facilities, pari passu in right of payment and be secured by the Collateral on a pari passu basis with the First Lien Facilities in each case, if secured by Collateral, which shall be subject to customary intercreditor arrangements reasonably satisfactory to the First Lien Administrative Agent; provided that

(i) any Refinancing Debt does not mature earlier than 91 days after the final maturity of the First Lien Facility being refinanced, or in the case of the Refinancing Term Facility or Refinancing Notes, have a shorter weighted average life than, loans under the Term B Facility or Term A Facility being refinanced,

(ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions),

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(iii) the covenants and events of default contained in such Refinancing First Lien Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) shall not be materially more restrictive (when taken as a whole) on the Borrower and its subsidiaries than those applicable to the First Lien Facility being refinanced (except for covenants or events of default applicable only to periods after the latest final maturity date of the First Lien Facility existing at the time of such refinancing),

(iv) there shall be no borrowers or guarantors in respect of any Refinancing Debt that are not the Borrower or a Guarantor, and the borrower with respect to any Refinancing Debt must be the borrower of the debt that is refinanced,

(v) if secured, such Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the First Lien Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the First Lien Facilities Documentation and

(vi) the net proceeds of such Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable First Lien Facility being so refinanced (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder) and shall not be in an aggregate principal amount greater than the principal amount of the applicable First Lien Facility being refinanced plus any fees, premium and accrued interest associated therewith and costs and expenses related thereto.

3. COLLATERAL

Guarantees:	All obligations of the Borrower under the First Lien Facilities and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a First Lien Lender, the First Lien Administrative Agent or any affiliate of a First Lien Lender or the First Lien Administrative Agent at the time of entering into of such arrangements or, if later, as of the Closing Date (or, if later, who becomes a First Lien Lender or an affiliate thereof within 30 days of the Closing Date) and designated by the Borrower as “Hedging/Cash Management Obligations” (“Hedging/Cash Management Arrangements”) will be

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unconditionally guaranteed jointly and severally on a senior secured first lien basis by the Borrower and each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of the Borrower organized in the United States or Canada or any state (but not any territory) or province thereof, and by Lions Gate International Motion Pictures S.A R.L (the “Guarantors” and together with the Borrower, the “Credit Parties”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date and not in contemplation thereof, in each case, from guaranteeing the First Lien Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received or which would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the U.S. Internal Revenue Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and the First Lien Administrative Agent, (d) not-for-profit subsidiaries, if any, and (e) certain special purpose entities.

Notwithstanding the foregoing, the Borrower may at any time elect to join any subsidiary thereof as a Guarantor so long as (I) such subsidiary is organized in (X) the United Kingdom or Luxembourg or (Y) any other jurisdiction approved by the First Lien Administrative Agent and (II) such Guarantor enters into guaranty and security arrangements consistent with this term sheet and otherwise reasonably satisfactory to the First Lien Administrative Agent (which, in the case of any Guarantor organized under the laws of England or Luxembourg, shall be based on the corresponding arrangements under the Documentation Precedent (as defined below)).

In the case of any Guarantor organized in the United Kingdom or Luxembourg, or any other jurisdiction agreed to by the First Lien Administrative Agent, the guarantee and security documents entered into thereby shall include

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customary limitation language and similar jurisdiction-specific provisions to be reasonably agreed.

Security:	Subject to the limitations set forth below in this section and subject to the Conditionality Provision, the obligations of the Borrower under the First Lien Facilities, the guarantees by the Guarantors thereof and, at the option of the Borrower, the Hedging/Cash Management Arrangements and the guarantees by the Guarantors thereof shall be secured by a perfected first priority security interest in all of the Credit Parties’ tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Credit Parties’ direct subsidiaries including the Borrower) (collectively, the “Collateral”), in each case, excluding the Excluded Assets and subject to permitted liens to be agreed.

Notwithstanding anything to the contrary, the Collateral shall exclude the following:

(i) any fee-owned real property with a fair market value of less than $15 million individually (with any required mortgages being permitted to be delivered 90 days post-closing) and all leasehold interests;

(ii) motor vehicles and other assets subject to certificates of title;

(iii) pledges and security interests prohibited by applicable law, rule or regulation;

(iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents;

(v) assets to the extent a security interest in such assets would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the U.S. Internal Revenue Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower;

(vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right

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of termination in favor of any other party thereto (other than a Credit Party), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (“UCC”) other than proceeds and receivables thereof, only so long as the applicable provision giving rise to such violation or invalidity or such right of termination was not incurred in anticipation of the Facilities;

(vii) those assets as to which the First Lien Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the First Lien Lenders of the security to be afforded thereby;

(viii) any of the capital stock of subsidiaries not owned directly by a Credit Party;

(ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code;

(x) “intent-to-use” trademark applications;

(xi) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of UCC financing statements);

(xii) any commercial tort claim with a value not in excess of an amount to be mutually agreed upon;

(xiii) other assets that are “Excluded Assets” under the definition thereof contained in the Pledge and Security Agreement dated March 17, 2015 and relating to the Existing Second Lien Loans (including the Fractional Aircraft Interest and the Headquarters JV, each as defined therein);

(xiv) any property of a Special Purpose Producer that is a borrower of Other Permitted Priority Indebtedness, if the property is collateral for such Other Permitted Priority Indebtedness and the terms of such Other Permitted Priority Indebtedness prohibit granting a Lien on such property in favor of the First Lien Administrative Agent (or permit granting of a Lien solely in the event that certain intercreditor, subordination or similar arrangements are

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made) (such terms as defined in the Documentation Precedent); and

(xv) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiv) are, collectively, the “Excluded Assets”).

In addition, no actions in any non-U.S. or non-Canadian jurisdiction shall be required in order to create any security interests or perfect any such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. or non-Canadian jurisdiction, except to the extent the Borrower elects to add any Guarantor organized outside of the U.S. or Canada).

With regard to the “Guarantors” and “Security” sections hereof, including clause (xiv) above, the Company and such Special Purpose Producer (as defined in the Documentation Precedent) shall use commercially reasonable efforts to enter into an intercreditor agreement with the lender of any such Other Permitted Priority Indebtedness (as defined in the Documentation Precedent) to permit granting a guarantee and granting a lien by such Special Purpose Producer in favor of the First Lien Administrative Agent on the applicable property of the Special Purpose Producer. However, failure to grant such guarantee or lien or to enter into such an intercreditor agreement shall not be a default.

Notwithstanding anything herein to the contrary, under no circumstances will the Borrower be obligated to enter into any pledgeholder, laboratory access or similar arrangement. The Borrower will not be required to enter into deposit account control agreements, securities account control agreements, or other lockbox or control agreements. The Borrower will not be required to obtain bailee agreements or landlord or mortgagee waivers, or to send any notices to account debtors or other contractual third parties unless an event of default has occurred and is continuing.

The collateral arrangements (and other First Lien Documentation) will also include provisions relating to liens in favor of guilds or unions consistent with the Documentation Precedent, as well as liens in favor of completion guarantors, laboratories, co-financing participants, profit participants, licensors and licensees of

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product, in each case consistent with the Documentation Precedent.

4. CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Mandatory Prepayments:	Revolving Facility: None, subject to prepayment requirements if utilization under the Revolving Facility exceeds the commitments thereunder.

Term A Facility: Mandatory prepayments of the Term A Facility shall be required from (with respect to (A) and (B) below, less any amounts utilized to repay the Funded Bridge Loans, Funded Exchange Notes or Funded Extended Term Loans):

	(A)	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) (provided that any such net cash proceeds shall be net of, among other things any taxes imposed in connection with the relevant sale or other transaction and any related repatriation of the cash, and provided further that no repayment shall be required to the extent that such proceeds cannot be distributed from the relevant jurisdiction due to legal restrictions or to the extent such removal would have adverse tax consequences) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments in persons that become restricted subsidiaries as a result of such investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the First Lien Facilities Documentation; and

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(B)	100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation except for any Refinancing Debt).

Term B Facility: Mandatory prepayments of the Term B Facility shall be required from (with respect to (B) and (C) below, less any amounts utilized to repay the Funded Bridge Loans, Funded Exchange Notes or Funded Extended Term Loans):

(A)	50% of the excess cash flow of the Borrower, commencing with the first full fiscal year of the Borrower after the Closing Date, with step-downs to 25% upon achievement of a Net First Lien Leverage Ratio equal to or less than 0.5X below the Net First Lien Leverage Ratio on the Closing Date and to 0% upon achievement of a Net First Lien Leverage Ratio equal to or less than 1.0X below the Net First Lien Leverage Ratio on the Closing Date; provided that, in any fiscal year, any voluntary prepayments of loans under the Term A Facility or Term B Facility, or loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of long term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year and provided further that no repayment shall be required to the extent that such excess proceeds cannot be distributed from the relevant jurisdiction due to legal restrictions or to the extent such removal would have adverse tax consequences;

(B)	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) (provided that any such net cash proceeds shall be net of, among other things any taxes imposed in connection with the relevant sale or other transaction and any related repatriation of the cash, and provided further that no repayment shall be required to the extent that such proceeds cannot be distributed from the relevant jurisdiction due to legal restrictions or to

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the extent such removal would have adverse tax consequences) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments in persons that become restricted subsidiaries as a result of such investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the First Lien Facilities Documentation; and

	(C)	100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation except for any Refinancing Debt).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis between the Tranche A Facility and the Tranche B Facility (other than mandatory prepayments of the Term B Facility pursuant to clause (A) of the foregoing paragraph), to the next scheduled installments of principal of the Tranche A Facility and Tranche B Facility, as applicable, in direct order of maturity.

Voluntary Prepayments:	The First Lien Facilities and the First Lien Incremental Facilities may be prepaid, in whole or in part, upon written notice, and commitments may be reduced, in whole or in part, upon written notice, in each case at the option of the Borrower, without premium or penalty (except as set forth below), in minimum amounts to be agreed, at any time upon one business day’s (or, in the case of a prepayment of Adjusted LIBOR borrowings, three business days’) prior notice, subject to reimbursement of the First Lien Lenders’ breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term A Facility and any Incremental Term A Facility will be applied to the remaining amortization payments under the Term A Facility and Incremental Term A Facility, as applicable, and may be

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applied to either the Term A Facility or any Incremental Term A Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

All voluntary prepayments of the Term B Facility and any Incremental Term B Facility will be applied to the remaining amortization payments under the Term B Facility and Incremental Term B Facility, as applicable, and may be applied to either the Term B Facility or any Incremental Term B Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Prepayment Premium:	In the event that a Repricing Event occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount prepaid, repaid, converted, assigned or subject to an amendment.

“Repricing Event” shall mean (i) any prepayment or repayment of the Term B Loans, in whole or in part, with the proceeds of, or conversion of any portion of the Term B Loans into, any new or replacement tranche of term loans or debt securities bearing interest with an “effective yield” (taking into account, for example, interest rate spreads and interest rate benchmark floors, but excluding the effect of any arrangement, structuring, syndication, upfront or other fees payable in connection therewith) less than the “effective yield” applicable to such portion of the Term B Loans (as such comparative yields are determined in the reasonable judgment of the First Lien Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans or debt securities incurred in connection with a change of control and (ii) any amendment to the Term B Facility which reduces the “effective yield” applicable to the Term B Loans.

If on or prior to the date that is six months after the Closing Date, any First Lien Lender is forced to assign its loans under the Term B Facility following the failure of such First Lien Lender to consent to an amendment of the definitive documentation for the Term B Facility that would have the effect of reducing the “effective yield” applicable to such loans, such First Lien Lender shall be paid a 1.00% fee on the principal amount of the Term B Loans so assigned.

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5. DOCUMENTATION

Documentation:	The definitive documentation for the First Lien Facilities (the “First Lien Facilities Documentation”) shall be consistent with this Exhibit B and, for the avoidance of doubt, shall contain only those representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to the “flex” provisions of the Arranger Fee Letter), together with customary loan document provisions and other terms and provisions consistent with the Documentation Precedent, subject to the Conditionality Provision (it being understood and agreed that the only conditions to the funding of the First Lien Facilities are the conditions set forth in Section 5 of the Commitment Letter and in Exhibit D attached hereto).

“Documentation Precedent” shall mean the definitive documentation for (i) in the case of the First Lien Facilities, the indebtedness under the Second Lien Credit and Guarantee Agreement, dated as of March 17, 2015, among Lions Gate, as Borrower, the Guarantors referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto (the “Existing Second Lien Loans”), as amended prior to the date hereof, and as modified to reflect the inclusion of a revolving facility, floating rate mechanics and customary provisions relating thereto, (ii) in the case of the Bridge Facility and the Funded Bridge Facility, the Existing Second Lien Loans, as modified to reflect that the Bridge Facility will be unsecured and (iii) in the case of the Exchange Notes and Funded Exchange Notes, the Existing Second Lien Loans (with customary indenture-specific mechanics and related provisions to be based on those in the indenture relating to Lions Gate’s 5.25% Senior Secured Second Priority Notes due 2018, and as modified to reflect that the Exchange Notes will be unsecured), in each case as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, business and business practices after giving effect to the Acquisition and to reflect the Projections.

Representations and Warranties:	Only the following, subject to the Conditionality Provision (in the case of borrowings to be made on the Closing Date), and to be based on and no less favorable to the Borrower than the Documentation Precedent, and to be applicable to the Borrower and its restricted subsidiaries, with materiality thresholds, baskets and other exceptions and qualifications

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to be reasonably agreed and to be based on and no less favorable to the Borrower than the Documentation Precedent: existence and power; authority and no violation; governmental approval; binding agreements and creation, validity and perfection of security interests; solvency of the Borrower and its restricted subsidiaries on a consolidated basis on the Closing Date (consistent with Exhibit E hereto); financial statements; no material adverse change; no default; ownership of subsidiaries, etc.; title to properties; litigation; federal reserve regulations; Investment Company Act; taxes; compliance with ERISA, labor disputes; non-U.S. plan compliance; agreements; disclosure; environmental liabilities; OFAC, FCPA, etc; and use of proceeds.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the First Lien Facilities on the Closing Date will be subject solely to the conditions in Section 5 of the Commitment Letter and in Exhibit E to the Commitment Letter, subject to the Conditionality Provision.

Conditions to All Borrowings:	After the Closing Date, the making of any new Revolving Loan (but not, for the avoidance of doubt, the conversion or continuation thereof) and the issuance, extension and renewal of each Letter of Credit shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit or issuance.

Affirmative Covenants:	Only the following, to be applicable to the Borrower and its restricted subsidiaries, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications to be reasonably agreed): delivery of financial statements, reports, accountants’ letters, annual budget, management discussion and analysis (unless otherwise available), officers’ certificates and other information reasonably requested by the First Lien Administrative Agent; payment of material taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and

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insurance (subject to casualty, condemnation and normal wear and tear); maintenance of books and records; inspection rights (subject to limitations to be agreed on frequency and expense reimbursement); notices of defaults, litigation, ERISA and other material events; compliance with environmental laws; ERISA; further assurances (including, without limitation, with respect to security interests in after-acquired property); quarterly conference calls with Lenders (which may be satisfied by the hosting of a conference call open to investors generally); use of proceeds; changes in lines of business; commercially reasonable efforts to maintain monitored public corporate family/corporate credit ratings (but not to maintain a specific rating); and OFAC/FCPA.

Financial Covenants:	Term B Facility: None.

Term A Facility and Revolving Facility: The Term A Facility and Revolving Facility will contain: (i) a maximum Net First Lien Leverage Ratio initially set at a 35% cushion to plan, with a step down to be agreed as of the March 31, 2018 test date, and a second stepdown to 4.50 to 1.00 as of the March 31, 2019 test date (the “Leverage Covenant”), and (ii) a minimum Interest Coverage Ratio (defined as the ratio of Adjusted EBITDA to total interest expense (defined as cash interest expense net of cash interest income (and in any case excluding OID, upfront fees and other financing fees) and otherwise in a manner to be agreed)) set at a 35% cushion to plan no step ups (the “Interest Coverage Covenant” and, together with the Leverage Covenant, the “Financial Covenants”), in each case tested quarterly commencing at the end of the first full fiscal quarter after the Closing Date, in each case as of the last day of each fiscal quarter, provided that, in any case, the first testing date shall not occur prior to March 31, 2017. The first testing date of the Financial Covenants shall be the last day of the first full fiscal quarter ended after the Closing Date.

First lien secured net leverage ratio (the “Net First Lien Leverage Ratio”) shall be defined as the ratio of total funded indebtedness (funded indebtedness to be defined, for the avoidance of doubt, in a manner consistent with the Documentation Precedent and to exclude undrawn letters of credit, debt in respect of hedging obligations and Other Permitted Priority Indebtedness consistent with the Documentation Precedent) secured by first priority liens, net of unrestricted cash (subject to a maximum aggregate

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amount of unrestricted cash to be netted of $200 million), to consolidated Adjusted EBITDA, calculated on a pro forma basis.

The financial definitions, including “Adjusted EBITDA” each other related definition, and the provisions relating to pro forma calculations included in the First Lien Facilities Documentation shall be based on, and in any case not less favorable to the Borrower than, the Documentation Precedent, provided that:

1.	There will be no cap on pro forma adjustments consistent with Reg S-X, and no cap on synergies/operational improvements relating to the Transactions and consistent with the plan provided to the Initial Lenders, and the cap on synergies/operational improvements which would not be included under Reg S-X and which do not arise from the Transactions will be increased to 15% of Adjusted EBITDA and be required to be expected to be realized within 18 months;

2.	Unfunded debt commitments will not count as debt for purposes of any calculation under the Facilities (other than as expressly set forth above solely in connection with the incurrence of Incremental First Lien Facilities);

3.	Adjusted EBITDA will include an add back for (A) all start-up costs relating to the Comic Con business and (B) other start-up costs subject to a cap of $25 million per year;

4.	Adjusted EBITDA shall include the following proviso at the end thereof: “provided that effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof shall be excluded”;

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5.	Adjusted EBITDA will include an add back for business optimization expenses (to be included in the cap of 15% referred to in clause 1 above)

6.	Adjusted EBITDA will include an addback for restructuring charges, reserves or expenses and other one-time charges (which add back, for the avoidance of doubt, shall include, without limitation, retention, severance, systems establishment costs, contract termination costs, integration costs and future lease commitments;

7.	Adjusted EBITDA will include an addback for any costs and expenses related to any issuance of equity interests, investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of indebtedness (in each case, whether or not successful), including fees, expenses or charges related to the Transactions;

8.	Clause (1)(b) of “Consolidated Net Income” shall be deleted;

9.	Clause (2) of “Consolidated Net Income” shall be revised to clarify that, notwithstanding such clause (2), (x) all Consolidated Net Income of the Pilgrim JV shall be included in Consolidated Net Income and (y) all Consolidated Net Income of any other Restricted Subsidiary shall be included to the extent the applicable restriction relates to a JV agreement, charter or other agreement with a minority holder, and LG has a call option on such holder’s equity interests;

10.	“Consolidated Adjusted Charges” will be revised to expressly carve out any non-cash accelerated amortization of programming costs and other intangibles; and

11.	Clause (3) of “Consolidated Applicable Interest Charge” shall be revised to add the following parenthetical at the end thereof: “(other than interest income attributable to the discounting of accounts receivables)”.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred

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equity or other equity on terms reasonably acceptable to the First Lien Administrative Agent) of the Borrower during any fiscal quarter (and designated as a Specified Equity Contribution) and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Adjusted EBITDA for purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) in each four (4) consecutive fiscal quarter period, there shall be no more than two (2) fiscal quarters in which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants, (c) the Specified Equity Contributions shall be counted solely for the purposes of compliance with the Financial Covenants and shall not be included for any other purposes including availability or amount of any covenant “baskets”, Excess Cash Flow and, whether or not used to prepay indebtedness, there shall be no reduction in indebtedness or netting of cash in connection with the proceeds of any Specified Equity Contributions for determining compliance with any financial ratio during any fiscal quarter in which it is included in Adjusted EBITDA and (d) no more than four (4) Specified Equity Contributions may be made in the aggregate. The First Lien Facilities Documentation will contain a standstill provision with regard to exercise of remedies during the period in which any Specified Equity Contribution will be made after the receipt of written notice by the First Lien Administrative Agent of the Borrower’s intention to cure the Financial Covenants with the proceeds of a Specified Equity Contribution.

Negative Covenants: Only the following, to be based on and no less favorable to the Borrower than the Documentation Precedent (unless otherwise set forth herein), to be applicable to the Borrower and its restricted subsidiaries (with materiality thresholds, baskets and other exceptions and qualifications to be reasonably agreed and to be based on and not less favorable to the Borrower than Documentation Precedent unless otherwise set forth herein):

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1.	indebtedness;

2.	restricted payments (including acquisitions, investments, loans and advances, and prepayments and modifications of debt that is subordinated in right of payment to the First Lien Facilities);

3.	liens;

4.	sale/leaseback transactions;

5.	restrictions on distribution from restricted subsidiaries;

6.	affiliate transactions;

7.	mergers and consolidations;

8.	lines of business;

9.	sales of assets; and

10.	stay, extension and usury.

Certain baskets and carveouts.

The negative covenants in the First Lien Facilities Documentation will permit the Transactions and the transactions relating thereto, and will include the following baskets and carveouts (it being understood and agreed that the below list of baskets and carveouts is a nonexclusive list, and that additional materiality thresholds, baskets and other exceptions and qualifications (including, for the avoidance of doubt and without limitation, provisions permitting film or television production financings, slate financings, and other similar financing) shall be based on, and not less favorable to the Borrower than, the Documentation Precedent):

Debt.

1.	Ratio baskets permitting (i) unsecured and junior indebtedness subject to the Net Total Leverage Ratio (to be defined as the ratio of total funded indebtedness, net of unrestricted cash (subject to a maximum aggregate amount of unrestricted cash to be netted of $200 million), to consolidated Adjusted EBITDA), calculated on a pro forma basis, being no

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greater than on the Closing Date minus 0.25x, and (ii) first lien secured indebtedness subject to the Net First Lien Leverage Ratio being no greater than on the Closing Date minus 0.25x.

2.	A general debt basket equal to the greater of (A) $250 million and (B) a corresponding percentage of consolidated total assets.

Restricted Payments

1.	A ratio basket permitting restricted payments (other than investments, loans and advances and prepayments of subordinated debt) subject to (x) the absence of any continuing default or event of default and (y) a maximum Net Total Leverage Ratio (after giving pro forma effect to any such dividends or other payments, as applicable) of 4.00 to 1.00.

2.	An available amount (the “Available Amount”) basket substantially consistent with the Documentation Precedent, which will be equal to the sum of (w) a $100 million plus (x) 100% of Adjusted EBITDA less 1.4 times Consolidated Applicable Interest Charge (to be based on and no less favorable to the Borrower than the Documentation Precedent), plus (y) the amount of net cash proceeds of equity investments in or equity issuances by Borrower and that consist of common equity or other qualified equity (and excluding Specified Equity Contributions), plus (z) the amount of cash distribution returns on permitted investments made with the Available Amount. The Available Amount may be used for restricted payments subject to (x) the absence of any continuing default or event of default and (y) in the case of dividends and other payments in respect of capital stock and prepayments of subordinated or junior lien debt, pro forma compliance with the Financial Covenants.

3.	A general RP basket of $100 million.

4.	A stock buybacks basket equal to $75 million per fiscal year, with unused amounts carried over for use in the following consecutive fiscal year.

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	5.	A carveout permitting any cash payments made to (or on behalf of) current and former officers, directors and employees to pay tax liabilities incurred upon the vesting of equity interests of any kind, including RSUs.

	6.	A ratio basket permitting investments, loans and advances and the prepayment of subordinated debt subject to (x) the absence of any continuing default or event of default and (y) a maximum Net Total Leverage Ratio (after giving pro forma effect to such payments or prepayments, acquisitions, investments, loans and advances, as applicable) of 4.5 to 1.00.

	7.	A general investment basket equal to the greater of (A) $150 million and (B) a corresponding percentage of consolidated total assets.

Liens

	1.	A general lien basket equal to the greater of (A) $100 million and (B) a corresponding percentage of consolidated total assets.

Other

	1.	Customary di minimis carveouts for affiliate transactions and asset sales

Unrestricted Subsidiaries:	The First Lien Facilities Documentation will contain provisions based on, and no less favorable to the Borrower than, those contained in the Documentation Precedent pursuant to which, subject to limitations to be agreed (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as no event of default or default would then exist or exist after giving effect thereto, it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (y) the fair market value of such subsidiary at the time it is designated as

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an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant (other than in each case OFAC, FCPA and related matters) or event of default provisions of the First Lien Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the First Lien Facilities Documentation. No subsidiary may be designated as an “unrestricted subsidiary” or subsequently re-designated as a restricted subsidiary unless it is simultaneously so designated or re-designated, as applicable, under the Bridge Facility and/or Notes and the Funded Bridge Facility, as applicable.

For purposes of the First Lien Facilities Documentation, clauses (1), (5) and (6) of the definition of “Unrestricted Subsidiary” included in the Documentation Precedent shall be deleted.

Any subsidiary which is an unrestricted subsidiary under the Documentation Precedent (or under the Company’s existing credit agreement) will, in the discretion of the Borrower, be designated as an unrestricted subsidiary for purposes of the Facilities as of the Closing Date, without any reduction of a basket.

Events of Default:	To be based on and no less favorable to the Borrower than the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries only, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications and grace periods to be reasonably agreed) and limited to: nonpayment of principal when due; nonpayment of interest or other amounts after a grace period to be agreed; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of the Borrower or any material subsidiary (with a 60-day grace period for involuntary bankruptcy or insolvency events); material monetary judgments; ERISA events; actual or asserted invalidity of any applicable intercreditor agreement, material guarantees, liens or security documents or non-perfection of any material security interest; and change

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of control (the definition of which to be agreed). Notwithstanding anything to the contrary, a breach of the Financial Covenants will not constitute an Event of Default for purposes of the Term B Facility or any other facility other than the Revolving Facility and any Term A Facility, and the First Lien Lenders under the Term B Facility (or any other facility other than the Revolving Facility and any Term A Facility) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenants until the date, if any, on which the commitments under the Revolving Facility have been terminated and the loans under the Revolving Facility and any Term A Facility have been accelerated as a result of such breach.

Voting:	Amendments and waivers of the First Lien Facilities Documentation will require the approval of First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (the “Required First Lien Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in or extensions of the commitment of such First Lien Lender, (B) reductions of principal, interest, premium or fees (but not by virtue of a default waiver, waiver of default interest or change to a financial ratio), (C) extensions of scheduled amortization payments or final maturity or the date of payment of interest or fees and (D) changes in the “waterfall”, (ii) the consent of 100% of the First Lien Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the value of the Collateral (other than in connection with permitted asset sales); (iii) amendments and waivers with respect to the Financial Covenants shall only require the approval of the First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term A Facilities and the Revolving Facility; and (iv) customary protections for the First Lien Administrative Agent and the Issuing Banks will be provided. Defaulting Lenders shall not be included in the calculation of Required First Lien Lenders.

The First Lien Facilities Documentation shall contain customary provisions for replacing (x) Defaulting Lenders and (y) non-consenting First Lien Lenders in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly

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affected thereby so long as Required First Lien Lenders shall have consented thereto.

The First Lien Facilities Documentation will permit amendments thereof without the approval or consent of the First Lien Lenders to effect a permitted “repricing transaction” other than any First Lien Lender holding loans subject to such “repricing transaction” that will continue as a First Lien Lender in respect of the repriced tranche of the loans.

The First Lien Facilities Documentation will permit amendments thereof without the approval or consent of the First Lien Lenders to effect extensions of the maturity of loans under the First Lien Facilities, in each case as further described above.

In addition, if the First Lien Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the First Lien Facilities Documentation, then the First Lien Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required First Lien Lenders to the First Lien Administrative Agent within 5 business days following receipt of notice thereof.

Cost and Yield Protection:	The First Lien Facilities Documentation shall contain customary provisions (a) protecting the First Lien Lenders and the Issuing Banks against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the First Lien Lenders for “breakage costs” actually incurred in connection with, among other things, any prepayment of

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Adjusted LIBOR borrowings on a day other than the last day of an interest period with respect thereto.

Bail-In Provisions:	The First Lien Facilities Documentation shall contain customary European Union bail-in provisions.

GAAP:	The First Lien Facilities Documentation shall include the following provision to address changes in GAAP and calculations under GAAP:

Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall, at no cost to the Borrower, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at

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all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

Additionally, the definition of Capitalized Lease Obligations shall be revised to include the following proviso at the end thereof:

provided that obligations of Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Borrower and the Restricted Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

Assignments and Participations:	After the Closing Date, the First Lien Lenders will be permitted to assign (except to Disqualified Lenders that have been identified to all First Lien Lenders) loans and/or commitments under the First Lien Facilities with the consent of the Borrower, the First Lien Administrative Agent and, with respect to assignments of the Revolving Facility, each Issuing Bank (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of an event of default or (ii) if such assignment is an assignment to another First Lien Lender (or First Lien Lender under the Revolving Facility, in the case of assignments under the Revolving Facility) or, in the case of the assignments under the Term B Facility only, an affiliate of a First Lien Lender or an approved fund and (B) no consent of the First Lien Administrative Agent shall be required with respect to assignment of any Term B Loans, if such assignment is an assignment to another First Lien Lender, an affiliate of a First Lien Lender or an approved

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fund. Each assignment (other than to another First Lien Lender, an affiliate of a First Lien Lender or an approved fund) will be in an amount of an integral multiple of $1 million with respect to the Term B Facility and $5 million with respect to the Revolving Facility (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent) or, if less, all of such First Lien Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

The First Lien Lenders will be permitted to sell participations (except to Disqualified Lenders that have been identified to all First Lien Lenders) in loans and commitments under the First Lien Facilities. Voting rights of participants shall be limited to matters set forth under causes (i) and (ii) of “Voting” above. Pledges of loans in accordance with applicable law shall be permitted.

In addition, subject to restrictions and limitations to be agreed, non-pro rata distributions and commitment reductions will be permitted in connection with open market purchases by the Borrower and loan buy-back or similar programs on terms to be mutually agreed.

Expenses and Indemnification:	The Borrower shall pay, whether or not the Closing Date occurs, (a) all reasonable and invoiced out-of-pocket expenses of the First Lien Administrative Agent, the Commitment Parties and the Issuing Banks (without duplication) in connection with the syndication of the First Lien Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification (including proposed amendments, waivers and modifications) and enforcement of the First Lien Facilities Documentation (including the reasonable and invoiced fees, disbursements and other charges of one firm of counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the First Lien Administrative Agent, the Commitment Parties and the Issuing Banks, taken as a whole (and, in the case of an actual or perceived conflict of interest where the First Lien Administrative Agent, any

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Commitment Party or any Issuing Bank informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected First Lien Administrative Agent, Commitment Party or Issuing Bank in each applicable jurisdiction)) and (b) all reasonable and invoiced out-of-pocket expenses of the First Lien Lenders and the Issuing Banks in connection with the enforcement of the First Lien Facilities Documentation (including the reasonable and invoiced fees, disbursements and other charges of one firm of counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the First Lien Lenders and the Issuing Banks, taken as a whole (and, in the case of an actual or perceived conflict of interest where any First Lien Lender or Issuing Bank informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected First Lien Lender or Issuing Bank in each applicable jurisdiction)).

The Borrower will indemnify the Commitment Parties, the First Lien Lenders and the Issuing Banks and hold them harmless from and against all reasonable and invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all Commitment Parties, First Lien Lenders and the Issuing Banks) and liabilities of the Commitment Parties, the First Lien Lenders and the Issuing Banks arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether the Commitment Parties or any First Lien Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected indemnified person); provided that none of the Commitment Parties or any First Lien Lender will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers,

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directors, employees, agents or members of any of the foregoing, a material breach of the First Lien Facilities Documentation by any such persons or disputes between and among indemnified persons not involving an act or omission by the Borrower or its affiliates (other than disputes involving claims against the First Lien Administrative Agent or any arranger or person with another titled capacity or similar role in its capacity as such).

Governing Law and Forum:	New York, except as to real estate documents required to be governed by local law and certain other collateral documents in respect of non-U.S. guarantors.

Counsel to the First Lien Administrative Agent and the Lead Arrangers:	Simpson Thacher & Bartlett LLP

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ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the First Lien Facilities will be as follows:

Term B Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 3.75% or ABR plus 2.75%, with one first lien net leverage-based step down of 0.25% upon achievement of 4X Net First Lien Leverage Ratio.

Term A Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, with two leverage-based step downs of 0.25%, the first of which shall occur upon achievement of 4.5X Net First Lien Leverage Ratio, and the second of which shall occur upon achievement of a Net First Lien Leverage Ratio to be agreed.

Revolving Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 2.50% or, ABR plus 1.50%, with two leverage-based step downs of 0.25%, the first of which shall occur upon achievement of 4.5X Net First Lien Leverage Ratio and the second of which shall occur upon achievement of a Net First Lien Leverage Ratio to be agreed.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant First Lien Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the First Lien Administrative Agent as its “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR (but in no event less than zero) plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements for eurodollar deposits, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period, but in no event less than zero.

With respect to the Term B Facility, there shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.75% per annum and a minimum ABR of 1.75% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the First Lien Lenders under the Revolving Facility pro rata in accordance with the amount of each such First Lien Lender’s Revolving Commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of 0.375% (with one leverage-based step down to 0.25% to be agreed) per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the First Lien Lenders under the Revolving Facility pro rata in accordance with the amount of each such First Lien Lender’s Revolving Commitment, with exceptions for Defaulting Lenders.

EXHIBIT C

Project Solar

Unsecured Bridge Facility

Summary of Terms and Conditions2

1.	PARTIES

Borrower:	The Borrower under the First Lien Facilities.

Guarantors:	Same as under the First Lien Facilities.

Joint Lead Arrangers and
Bookrunner:	JPMorgan, DBSI and Merrill Lynch and any Additional Agents appointed as a lead arranger (in such capacity, the “Bridge Lead Arrangers”).

Bridge Administrative Agent:	JPMorgan (in such capacity, the “Bridge Administrative Agent”) will act as the Administrative Agent for the Bridge Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Parties (collectively, the “Bridge Lenders”).

2.	TYPE AND AMOUNT OF UNSECURED BRIDGE FACILITY

Initial Bridge Loans:	The Bridge Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $520 million.

Availability:	The Bridge Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance in part the Transactions.

Maturity/Exchange:	The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

C-1

Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Extended Term Loans”). The Bridge Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that the Bridge Lenders may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Funded Bridge Loans, the Extended Term Loans, the Funded Extended Term Loans, the Exchange Notes and the Funded Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 750 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed an amount that causes the weighted average per annum yield to maturity payable by the Borrower with respect to the Bridge Facility, the Funded Bridge Facility and the Securities (as defined in the Arranger Fee Letter) (calculated in accordance with the Fee Letter) to exceed the Weighted Average Bridge Cap (as defined in the Arranger Fee Letter), and in any case shall not exceed the Weighted Average Bridge Cap plus 150 bps. At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

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“Adjusted LIBOR” for each three-month period after the Closing Date, means the London interbank offered rate for dollars, adjusted for statutory reserve requirements for eurodollar deposits, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each three-month period after the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

Security:	None.

3.	CERTAIN PAYMENT PROVISIONS

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:	The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed that are not less favorable than those applicable to the First Lien Facilities, from 100% of (i) net cash proceeds of the issuance of the Notes and (less the amount required, if any, to repay the First Lien Facilities or utilized to repay the Funded Bridge Facility, Funded Exchange Notes or Funded Extended Term Loans) any other unsecured notes and, (ii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in accordance with the First Lien Facilities or required to repay the First Lien Facilities or utilized to repay the Funded Bridge Facility, Funded Exchange Notes or Funded Extended Term Loans, subject to limitations related to tax consistent with the First Lien Facilities.

The Borrower will also be required to make a mandatory offer to prepay Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of

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the outstanding principal amount thereof plus accrued and unpaid interest.

4.	CERTAIN CONDITIONS

Conditions Precedent:	The availability of the initial borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions in Section 5 of the Commitment Letter and in Exhibit E to the Commitment Letter, subject to the Conditionality Provision.

5.	DOCUMENTATION

Bridge Credit
Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (and shall in any case, except as expressly set forth below, be no less favorable to the Borrower than the First Lien Facilities Documentation as it relates to the Term B Facility).

Representations and
Warranties:	The Bridge Facility Documentation will contain representations and warranties substantially consistent with the representations and warranties in the Documentation Precedent (but in no event more restrictive in any respect than the representations and warranties governing the Term B Facility).

Covenants:	The Bridge Facility Documentation will contain affirmative and negative covenants substantially consistent with the covenants in the Documentation Precedent (but in no event more restrictive in any respect than the covenants governing the Term B Facility); prior to the Initial Bridge Loan Maturity Date, the restricted payments and debt covenants of the Initial Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Bridge Lead Arrangers and the Borrower.

Events of Default:	Substantially consistent with the Documentation Precedent but in no event more restrictive in any respect than the defaults contained in the Term B Facility. Following the Initial Bridge Loan Maturity Date, the events of default relevant to the Initial Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

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Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Bridge Lenders will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Bridge Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term, (ii) modifications to the mandatory prepayment provisions and (iii) releases of any significant Guarantor.

Assignment and Participation:	Subject to the prior approval of the Bridge Administrative Agent, the Bridge Lenders will have the right to assign Initial Bridge Loans after the Closing Date (with the consent of the Borrower so long as a Demand Failure has not occurred (such consent not to be unreasonably withheld, delayed or conditioned and provided that such consent shall be deemed to have been given if the Borrower has not objected within ten business days) if, subsequent thereto, the Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans). Assignments will be by novation that will release the obligation of the assigning Bridge Lenders.

The Bridge Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Substantially similar to those contained in the First Lien Facilities.

Expenses and Indemnification:	The Borrower shall pay, whether or not the Closing Date occurs, (a) all reasonable and invoiced out-of-pocket expenses of the Bridge Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the Bridge Facility and the preparation, execution, delivery, administration,

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amendment, waiver or modification (including proposed amendments, waivers and modifications) and enforcement of the Bridge Facility Documentation (including the reasonable and invoiced fees, disbursements and other charges of one firm of counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Bridge Administrative Agent and the Commitment Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Bridge Administrative Agent or any Commitment Party informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected Bridge Administrative Agent or Commitment Party in each applicable jurisdiction)) and (b) all reasonable and invoiced out-of-pocket expenses of the Bridge Lenders in connection with the enforcement of the Bridge Facility Documentation (including the reasonable and invoiced fees, disbursements and other charges of one firm of counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Bridge Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where any Bridge Lenders informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected Bridge Lenders in each applicable jurisdiction)).

The Borrower will indemnify the Commitment Parties and the Bridge Lenders and hold them harmless from and against all reasonable and invoiced out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all Commitment Parties and Bridge Lenders) and liabilities of the Commitment Parties and the Bridge Lenders arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether the Commitment Parties or any Bridge Lenders is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected indemnified person); provided that none of the Commitment Parties or

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any Bridge Lenders will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, a material breach of the Bridge Facility Documentation by any such persons or disputes between and among indemnified persons not involving an act or omission by the Borrower or its affiliates (other than disputes involving claims against the Bridge Administrative Agent or any arranger or person with another titled capacity or similar role in its capacity as such).

Governing Law and Forum:	New York.

Counsel to the Bridge
Administrative
Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP

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Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes and Extended Term Loans3

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors/Security:	Same as the Initial Bridge Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $200.0 million.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at a fixed rate equal to the highest rate (subject to the tranche cap contained in the Arranger Fee Letter) that causes the weighted average per annum yield to maturity payable by the Borrower with respect to the Bridge Facility (including the Extended Term Loans and the Exchange Notes), the Funded Bridge Facility (including the Funded Extended Term Loans and the Funded Exchange Notes), the Notes and any debt securities substituted therefor (calculated in accordance with the Arranger Fee Letter) not to exceed the Weighted Average Bridge Cap.

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Redemption:	The Exchange Notes will be (a) non-callable for the first three years from the Closing Date (subject to a 40% equity clawback within the first three years after the Initial Bridge Loan Maturity Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on the Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes. Notwithstanding the foregoing, any Exchange Notes held by an Initial Lender or any of its affiliates (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) may be redeemed by the Borrower at any time, in whole or in part, for par plus accrued and unpaid interest.

Extended Term Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Offer to Purchase:	The Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes or 100% of the principal amount of such Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

Registration Rights:	None.

Right to Transfer
Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially consistent with the Initial Bridge Loans.

Events of Default:	Substantially consistent with the Initial Bridge Loans.

Governing Law and Forum:	New York.

EXHIBIT D

Project Solar

Unsecured Funded Bridge Facility

Summary of Terms and Conditions4

1. PARTIES

Borrower:	Same as under the Bridge Facility.

Guarantors:	Same as under the Bridge Facility.

Joint Lead Arrangers and Bookrunner:	JPMorgan, DBSI and Merrill Lynch and any Additional Agents appointed as a lead arranger (in such capacity, the “Funded Bridge Lead Arrangers”).

Funded Bridge Administrative Agent:	JPMorgan (in such capacity, the “Funded Bridge Administrative Agent”) will act as the Administrative Agent for the Funded Bridge Lenders holding the Funded Bridge Loans (as defined below) from time to time.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Parties (collectively, the “Funded Bridge Lenders”).

2. TYPE AND AMOUNT OF UNSECURED FUNDED BRIDGE FACILITY

Funded Bridge Loans:	The Funded Bridge Lenders will make senior unsecured loans (the “Funded Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $150 million.

Availability:	The Funded Bridge Lenders will make the Funded Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Funded Bridge Loans will be used to finance in part the Transactions.

Maturity/Exchange:	The Funded Bridge Loans will initially mature on the date that is nine months after the Closing Date (the “Initial Funded Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Funded

[4]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

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Bridge Loans have not been previously repaid in full on or prior to the Funded Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Funded Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Funded Extended Term Loans”). The Funded Bridge Lenders in respect of such Funded Extended Term Loans will have the option at any time or from time to time after the Funded Bridge Loan Maturity Date to receive Funded Exchange Notes (the “Funded Exchange Notes”) in exchange for such Funded Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I.

The Initial Bridge Loans, the Extended Term Loans, the Funded Bridge Loans, the Funded Extended Term Loans, the Exchange Notes and the Funded Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Funded Bridge Loan Maturity Date, the Funded Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 650 basis points (the “Initial Margin”). At any time when the Borrower is in default in the payment of any amount under the Funded Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Funded Bridge Loan Maturity Date, all outstanding Funded Extended Term Loans will accrue interest at the rate provided for Funded Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” for each three-month period after the Closing Date, means the London interbank offered rate for dollars, adjusted for statutory reserve requirements for eurodollar deposits, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest will be payable (or shall accrue) in arrears, (a) for the Funded Bridge Loans, at the end of each three-month period after the Closing Date and on the Funded Bridge Loan Maturity Date, and (b) for the Funded Extended Term Loans, semi-annually, commencing on the date that is six

D-2

months after the Funded Bridge Loan Maturity Date and on the final maturity date.

Security:	None.

3. CERTAIN PAYMENT PROVISIONS

Optional Prepayment:	The Funded Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:	The Borrower will be required to prepay Funded Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed, from 100% of (i) net cash proceeds of any indebtedness (other than the Notes), (ii) net cash proceeds from the issuance of public equity and, (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts reinvested in accordance with the First Lien Facilities, subject to limitations related to tax consistent with the First Lien Facilities.

The Borrower will also be required to make a mandatory offer to prepay Funded Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

4. CERTAIN CONDITIONS

Conditions Precedent:	The availability of the initial borrowing under the Funded Bridge Facility on the Closing Date will be subject solely to the conditions in Section 5 of the Commitment Letter and in Exhibit E to the Commitment Letter, subject to the Conditionality Provision.

5. DOCUMENTATION

Funded Bridge Credit Documentation:	The definitive documentation for the Funded Bridge Facility (the “Funded Bridge Facility Documentation”) shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (and shall in any case, except as expressly set forth below, be no less

D-3

favorable to the Borrower than the First Lien Facilities Documentation).

Representations and Warranties:	Substantially the same as under the Bridge Facility.

Covenants:	Substantially the same as under the Bridge Facility.

Events of Default:	Substantially the same as under the Bridge Facility.

Voting:	Substantially the same as under the Bridge Facility.

Assignment and Participation:	Substantially the same as under the Bridge Facility.

Yield Protection:	Substantially the same as under the Bridge Facility.

Expenses and Indemnification:	Substantially the same as under the Bridge Facility.

Governing Law and Forum:	New York.

Counsel to the Funded Bridge
Administrative
Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP

D-4

Annex I to Exhibit D

Summary of Terms and Conditions

of Funded Exchange Notes and Funded Extended Term Loans5

Issuer:	Same as Exchange Notes.

Guarantors/Security:	Same as Exchange Notes.

Principal Amount:	The Funded Exchange Notes will be available only in exchange for the Funded Extended Term Loans on or after the Funded Bridge Loan Maturity Date. The principal amount of any Funded Exchange Note will equal 100% of the aggregate principal amount of the Funded Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over.

Maturity:	Same as Exchange Notes.

Interest Rate:	Same as Exchange Notes.

Optional Redemption:	Same as Exchange Notes.

Mandatory Offer to Purchase:	Same as Exchange Notes.

Registration Rights:	None.

Right to Transfer Exchange Notes:	Same as Exchange Notes.

Covenants:	Same as Exchange Notes.

Events of Default:	Same as Exchange Notes.

Governing Law and Forum:	New York.

[5]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

EXHIBIT E

Project Solar

Summary of Additional Conditions6

The initial borrowings under the Facilities shall be subject to the following conditions:

1.       (a) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by the Agreement, (2) any actions required by the Agreement or, if the Company has requested in writing the consent of Parent (with the consent of the Lead Arrangers, not to be unreasonably withheld or delayed, and which the Lead Arrangers will in any case provide (or notify Parent that they will not provide) within two business days of the written request therefor from the Company) to take a specified action that is expressly prohibited by the Agreement and Parent unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of Parent (with the consent of the Lead Arrangers, not to be unreasonably withheld or delayed, and which the Lead Arrangers will in any case provide (or notify Parent that they will not provide) within two business days of the written request therefor from the Company) (provided that, for purposes of Sections 3.5(a) and 3.5(b) of the Agreement, events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments

[6]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including the exhibits thereto.

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or effects giving rise to or contributing to such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of the Company to perform its obligations under the Agreement or to consummate the transactions contemplated thereby or would reasonably be expected to do so. Any event, occurrence, fact, condition, change, development or effect that does not constitute a Company Material Adverse Effect under the Agreement due to the scheduling thereof in the Company Disclosure Schedule shall not constitute a Company Material Adverse Effect for purposes of this definition. All capitalized terms used in this definition of “Company Material Adverse Effect” shall, for the purposes of this definition, have the meanings ascribed thereto in the Merger Agreement.

2.       The Merger Agreement and the disclosure schedules and exhibits thereto shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the draft of the Merger Agreement delivered to counsel to the Lead Arrangers on June 24, 2016 is reasonably satisfactory to the Lead Arrangers. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto by Lions Gate or Newco or any of their affiliates (other than, for the avoidance of doubt, the Company or any of its affiliates) that are material and adverse to the Lenders or the Lead Arrangers in their capacities as such without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is understood and agreed that (i) any increase in the purchase price of not more than 20% in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers (provided that such increases are funded with equity), (ii) any increase in purchase price that is not funded by any incurrence of indebtedness shall not be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers and (iii) any reduction in the purchase price shall not be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers; provided that any such reduction of the purchase price shall be allocated to a reduction of the Facilities (other than the Revolving Facility) on a pro rata basis.

3.       The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects taken as a whole.

4.       The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated.

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5.       The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and related statements of operations, comprehensive income (loss), equity and cash flows of the Company for the three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related statements of income, equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended December 31, 2013, 2014 and 2015, and in the foregoing clause (b) for the fiscal quarter ended March 31, 2016.

6.       The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Borrower and related statements of operations, comprehensive income (loss), changes in equity and cash flows of the Borrower for the three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended March 31, 2014, 2015 and 2016.

7.       The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its subsidiaries (based on the financial statements of the Company and the Borrower referred to in paragraphs 5 and 6 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period of operations (in the case of such other financial statements).

8.       Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

9.       The Administrative Agents shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 business days prior to the Closing Date by any Administrative Agent that such Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10.     All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letters and reasonable and invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least 3 business days prior to the Closing Date shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

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11.     As a condition to the availability of the First Lien Facilities, the Borrower shall have provided the Lead Arrangers a period of no less than fifteen (15) consecutive business days (provided that such consecutive business day period shall (i) either expire prior to August 19, 2016 or commence on or after September 6, 2016), (ii) not be required to be consecutive to the extent it would include November 24, 2016 and/or November 25, 2016 (which dates set forth in this clause (ii) shall be excluded for purposes of the fifteen (15) consecutive business days period) and (iii) either expire prior to December 23, 2016 or commence on or after January 3, 2017) to syndicate the First Lien Facilities following the receipt of the financial statements referred to in paragraphs 5, 6 and 7 of this Exhibit D.

12.     As a condition to the availability of the Bridge Facility, (a) the Investment Banks (as defined in the Arranger Fee Letter referred to in the Commitment Letter) shall have received (i) an offering memorandum customary for offerings under Rule 144A with which to conduct the offering of the Notes, including financial statements, pro forma financial statements, business and other financial data as of dates and of the type required by Regulation S-X for the expected Closing Date and by Regulation S-K under the Securities Act of 1933 and customarily included in offering memoranda for offerings under Rule 144A (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such offering memorandum shall not be required to include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum) and (ii) and all other financial data that would be necessary for the Investment Banks to receive customary comfort letters from the independent accountants of the Borrower and the Company in connection with the offering of the Notes (and the Borrower shall have made all commercially reasonable efforts to provide the Investment Banks with drafts of such comfort letters (which shall provide customary negative assurance comfort)) and (b) such Investment Banks shall have been afforded a period of at least fifteen (15) consecutive business days, (provided that such consecutive business day period shall (i) either expire prior to August 19, 2016 or commence on or after September 6, 2016, (ii) not be required to be consecutive to the extent it would include November 24, 2016 and/or November 25, 2016 (which dates set forth in this clause (ii) shall be excluded for purposes of the fifteen (15) consecutive business days period) and (iii) either expire prior to December 23, 2016 or commence on or after January 3, 2017), upon receipt of the information described in clause (a) of this paragraph to seek to place the Notes with qualified purchasers thereof.

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EXHIBIT E

Form of Solvency Certificate

Date: _____, 201[ ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of _____, a _____ _____ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.       As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

2.       As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title: Chief Financial Officer